Exhibit 99.1

Synlogic Adopts Limited Duration Stockholders Rights Plan

Engages Ladenburg Thalmann as financial advisor to assist with previously announced strategic review process

Cambridge, Mass. February 20, 2024 – Synlogic, Inc. (Nasdaq: SYBX), a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases, today announced that its Board of Directors (the “Board”) has approved the adoption of a limited duration shareholder rights plan (the “Rights Plan”) and authorized a dividend distribution of one right (“Right”) for each outstanding share of common stock. The dividend distribution will be made on March 1, 2024, payable to stockholders of record on that date, and is not taxable to stockholders. On March 1, 2024, the Company will also issue one Right to each outstanding warrant to purchase common stock of the Company that is entitled by its terms to receive such Right. The Rights Plan is effective immediately and has a one-year duration, expiring on February 20, 2025.

The Company also announced that the Board has engaged Ladenburg Thalmann & Co. Inc. as its financial advisor to assist the Company in a review and evaluation of strategic options, in consultation with its financial and legal advisors, with the intent to unlock and maximize shareholder value.

The Board adopted the Rights Plan following an unsolicited accumulation of Synlogic shares by a certain investor. A Rights Plan will enable the Board and Synlogic’s management team to protect stockholders while fulfilling its fiduciary responsibilities to review and evaluate strategic alternatives intended to maximize long-term value for all Synlogic stockholders. This will include consideration of various options and proposals, as warranted.

The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances and is intended to enable all stockholders to realize the long-term value of their investment in Synlogic. The Rights Plan will reduce the likelihood that any entity, person, or group gains control of Synlogic through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient time to make informed judgments and take actions that are in the best interests of stockholders. The Rights Plan does not prevent the Board from engaging with parties or accepting proposals if the Board believes that it is in the best interests of the company and its stockholders.

Under the Rights Plan, the rights will become exercisable only if an entity, person, or group acquires beneficial ownership of 15% or more of Synlogic’s outstanding common stock in a transaction not approved by the Board (or 20% in the case of passive institutional stockholders). In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each right will entitle its holder (other than the person, entity, or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to purchase one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $12.00. If a person or group acquires 15% or more of Synlogic’s outstanding common stock (or 20% or more in the case of passive institutional stockholders), each right will entitle its holder (other than such person or members of such group) to purchase for $12.00, a number of Synlogic’s common shares having a market value of twice such price. In addition, at any time after a person or group acquires 15% or more of Synlogic’s outstanding common stock (or 20% or more in the case of passive institutional stockholders), the Board may exchange one share of Synlogic’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void). Any shareholders with beneficial ownership of Synlogic’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of Synlogic’s common stock (or 20% or more in the case of passive institutional investors), the rights are redeemable for $0.001 per right at the option of the Board.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Synlogic

Synlogic is a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases in need of new treatment options. Synlogic designs, develops and manufactures these drug candidates, which are produced by applying precision genetic engineering to well-characterized probiotics.

Forward Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, clinical development plans, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “look forward,” “estimate,” “expect,” “focused on,” “intend,” “on track, “ “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statements as a result of various factors, including: the Company may not execute its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company’s reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company’s reduction in force efforts may negatively impact the Company’s business operations and reputation as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

Contact: info@synlogictx.com